EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Press:	Frank D. Filipo Executive Vice President & Operating Officer (631) 208-2400
Investor:	Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400	4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

Suffolk Bancorp Announces $51 Million Loan sale

and $25 Million Capital Raise

                                                     -- Cleans up legacy credit issues

                                                     -- Substantially increases regulatory capital

                                                     -- Reduces non-performing loans to < 2% of total loans

            Riverhead, New York, September 20, 2012 – Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today announced the sale of a portfolio of non-performing and classified loans with a book value of $51 million for aggregate proceeds of $31 million and the concurrent completion of a private placement of common stock for aggregate proceeds of $25 million.  The two transactions together are expected to boost the Company’s capital base, resolve legacy credit issues at the Bank, and strengthen the overall financial position of the Company and the Bank.

“We are excited to complete these strategic transactions today,” commented Howard Bluver, President and Chief Executive Officer of the Company.  “With the completion of the loan sale and capital raise, we have accomplished several key priorities set by our new management team, including revitalizing our balance sheet and moving beyond our legacy credit issues.”

Following the completion of the loan sale, the Bank’s total non-performing loans now stand at $14 million, or 1.8% of total loans, down from $81 million and 8.3%, respectively, at the end of 2011.  The Company will recognize a one-time, non-recurring loss of $12 million in the third quarter associated with the disposition of the loans.

Remarking on this improvement, Bluver said, “The loan sale positively impacts our remaining criticized and classified loan book.  With a new and highly experienced workout team in place and improved underwriting, loan review, and early warning systems implemented over the past year, we expect to see a continued reduction in criticized and classified assets in future periods.  Further, we believe the non-performing loans we chose not to put in the loan sale will be positively resolved through a combination of payoffs in full, upgrades to performing status as workout agreements are met, and the sale of collateral with strong value.  We believe that this aggressive disposition of our legacy credit issues puts an end to what otherwise would likely have been a multiyear workout process largely dependent on the delayed foreclosure process in Suffolk County.”

In the private placement, a group of institutional investors purchased 1,783,000 shares of common stock at a price of $13.50 per share, which represents a 10.7% discount to the $15.10 average per share closing price of the Company’s common stock on the NASDAQ Global Market during the 30 days ending September 14, 2012.  In connection with the offering, certain of the Company’s directors and officers committed to purchase approximately $900,000 of shares at the higher of the price paid by the institutional investors and the market price.

Commenting further, Bluver said “with the capital raise announced today, the Company is in an even stronger financial position from a shareholder and regulatory perspective and can now focus on repositioning our balance sheet.  We have worked to rapidly pare down our non-performing and criticized and classified loan books and have built a resulting cash position of approximately $350 million.  As our new team begins to carefully redeploy that cash into higher-yielding loans and other interest-earning assets, we have ample capital to support that repositioning.  We have one of the most attractive deposit franchises in the community banking space, with low funding costs and a high percentage of core deposits, and are ideally positioned to leverage that franchise and move forward.”

The pro-forma results of the two transactions as of June 30, 2012 are as follows:

	6/30/2012 Actual	6/30/2012 Pro-Forma

Tangible Book Value per Share	$14.05	$12.81
Tangible Common Equity / Tangible Assets Ratio	8.78%	9.46%
Leverage Ratio	8.89%	9.59%
Tier 1 Capital Ratio	14.32%	16.32%
Total Capital Ratio	15.59%	17.60%
Nonperforming Loans (1) ($ in Millions)	$54.1	$13.4
Non-Performing Loans / Total Loans (1)	6.38%	1.68%
Allowance for Loan Losses / Total Loans	3.45%	3.41%
Allowance for Loan Losses / Non-Performing Loans (1)	54.0%	203.2%

(1)           Excludes $7.5 million of nonperforming loans classified as held for sale as of 6/30/12 for which a sales contract is in place with a closing expected shortly.

Keefe, Bruyette & Woods served as placement agent for the private placement and financial advisor to the Company for the loan sale, and Wachtell, Lipton, Rosen & Katz served as legal advisor to the Company.

About Suffolk Bancorp

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary.  Organized in 1890, the Bank has 30 offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These can include statements about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience.  These statements are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations.  Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update forward-looking statements.  Risks and uncertainties related to the Company include, but are not limited to:  increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; changes in retail and commercial economic activity and competition from other financial institutions in the Company’s market area; changes in loan underwriting, credit review, or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; results of regulatory examinations; any failure by the Company to comply with its written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC and the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; declines in the value of the Company’s assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in the Company’s provision for loan losses.  Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all.  Finally, new and unanticipated legislation, regulation, or accounting standards arising out of current unsettled conditions in the economy may require the Company to change its practices in ways that materially change the results of operations.  For more information, see the risk factors described in the Company’s Annual report on Form 10- K and other filings with the Securities and Exchange Commission.